Exhibit 4.4

JOHNSON OUTDOORS INC. 2009 EMPLOYEES’ STOCK PURCHASE PLAN

1. Purpose.

The Johnson Outdoors Inc. 2009 Employees’ Stock Purchase Plan (the “Plan”) has been established by Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), to allow employees of the Company and its subsidiaries to purchase shares of Class A Common Stock of the Company (“Company Shares”) and thereby share in the ownership of the Company.  The Plan is intended to comply with the requirements of section 423 of the Internal Revenue Code of 1986, as amended (the “Code”).

2. Company Shares Available for Purchase.

Subject to adjustment, in accordance with Paragraph 13, the maximum number of Company Shares, which may be purchased pursuant to the Plan shall be 160,000.  Company Shares issued under the Plan may be authorized and unissued shares or treasury shares of the Company.

3. Administration.

The Plan shall be administered by the Compensation Committee of the Board of Directors. All determinations of the Compensation Committee shall be made by at least a majority of its members.

In accordance with the provisions of the Plan, the Compensation Committee shall establish such terms and conditions for the grants of purchase rights as the Compensation Committee may deem necessary or advisable, adopt such rules or regulations which may become necessary or advisable for the operation of the Plan, and make such determinations, and take such other actions, as are expressly authorized or contemplated in the Plan or as may be required for the proper administration of the Plan in accordance with its terms.  The Compensation Committee, in its discretion, may appoint one or more individuals (the “Plan Administrative Committee”) to assist the Compensation Committee in corresponding with employees, with record keeping and in performing other administerial type functions in connection with the Plan; provided, however, that the Plan Administrative Committee shall exercise no discretion with respect to the interpretation of the Plan or of the rights to purchase Company Shares pursuant to the Plan.  The interpretation of any provision of the Plan by the Compensation Committee and any determination on the matters referred to in this paragraph shall be final.

The Company shall indemnify each employee of the Company who is responsible for administering the Plan against any and all claims, losses, damages, expenses, including reasonable counsel fees, incurred by such employee and any liability, including any amounts paid in settlement with the Company’s approval, arising from the employee’s action or failure to act, except when the same is judicially determined to be attributable to the gross negligence or willful misconduct of the employee.

4. Eligibility.

From time to time the Compensation Committee shall designate from the group consisting of the Company and subsidiary corporations, the corporations whose employees may participate in the Plan (a “Designated Corporation”).  On any date as of which a determination of eligibility is made, the term “Eligible Employee” shall mean a full-time employee of a Designated Corporation, other than a highly compensated employee with annual compensation at or above the compensation limit as provided under Code section 401(a)(17).  For purposes of the Plan, (a) “full-time” employee of a Designated Corporation means an employee thereof who customarily works at least 20 hours per week and more than five months per calendar year, (b) “subsidiary” and “parent” have the meanings given such terms in Code section 425(c) “highly compensated employee” has the meaning given to such term in Code section 414(q) and (d) “compensation has the meaning given to such term in Code section 415(c)(3).

5. Grant of Purchase Rights.

In the discretion of the Compensation Committee, each calendar year, or more frequently if deemed appropriate, beginning on such date as the Committee may specify (the “Grant Date”), each employee who is then an Eligible Employee of a Designated Corporation shall be granted the right to purchase a maximum of 250 Company Shares during a calendar year.  In its discretion, the Compensation Committee may change the maximum number of Company Shares available for purchase by each Eligible Employee: provided that the maximum number of shares available for purchase shall be the same for all Eligible Employees and all Eligible Employees shall have the same rights and privileges with respect to the purchase of Company Shares under the Plan.  However, nothing contained herein shall require the Compensation Committee to cause any purchase rights to be granted hereunder during any calendar year and the Compensation Committee may, in connection with any grant of rights, specify the maximum number of Company Shares in the aggregate available for purchase by all Eligible Employees during any Purchase Period (the “Maximum Number of Purchase Period Company Shares”).

Each purchase right shall be exercisable during the period following the Grant Date as specified by the Compensation Committee (such period may not exceed 27 months and is hereinafter referred to as the “Purchase Period”), subject to the limitations provided in paragraphs 2 and 8.  In the event the Compensation Committee decides to cause any purchase rights to be granted under the Plan, the Company shall send to each Eligible Employee a written notice specifying the Grant Date and the terms and conditions of the right, including the purchase price per share of Company Shares subject to such right.  No Company Shares may be issued pursuant to the exercise of purchase rights after the maximum number of Company Shares provided for in paragraph 2 has been purchased.  Each purchase right granted pursuant to this paragraph 5 shall expire at 12:00 P.M., on the last day of the Purchase Period (the “Purchase Date”).

6. Exercise of Purchase Rights.

An Eligible Employee may elect to participate in the Plan by properly completing an enrollment form provided by the Company (an “Enrollment Form”), and submitting it to the Company, in accordance with the enrollment procedures established by the Plan Administrative Committee.  Participation in the Plan is entirely voluntary.  By submitting an Enrollment Form, the Eligible Employee authorizes payroll deductions from his or her pay check in an amount equal to at least 1%, but not more than 15% of his or her compensation (which may include base salary, overtime and vacation pay) on each pay day occurring during a Purchase Period (or such other maximum percentage as the Committee may establish from time to time before a Purchase Period begins).  Payroll deductions shall commence on the first payroll date following the Grant Date and end on the last payroll date on or before the Purchase Date.  The Company shall maintain records of all payroll deductions but shall have no obligation to pay interest on payroll deductions or to hold such amounts in a trust or in any segregated account.  Unless expressly permitted by the Committee, a Participant may not make any separate contributions or payments to the Plan.

During the Purchase Period, a Participant may decrease or increase his or her rate of payroll deductions applicable to such Purchase Period only one time.  To make such a change, the Participant must submit a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the Purchase Date.  A Participant may decrease or increase his or her rate of payroll deductions for future Purchase Periods by submitting a new Enrollment Form authorizing the new rate of payroll deductions at least fifteen days before the start of the next Purchase Period.  The deduction rate selected in the Enrollment Form shall remain in effect for subsequent Purchase Periods unless the Participant (a) submits a new Enrollment Form authorizing a new level of payroll deductions in accordance with the prior sentence, (b) withdraws from the Plan in accordance with this paragraph 6, or (c) terminates employment or otherwise becomes ineligible to participate in the Plan.

A Participant’s right to purchase Company Shares will be exercised automatically on the Purchase Date during each Purchase Period. The Participant’s accumulated payroll deductions will be used to purchase the maximum number of whole Company Shares that can be purchased with the amounts in the Participant's notional account. No fractional Company Shares may be purchased but notional fractional Company Shares will be allocated to the Participant’s ESPP share account to be aggregated with other notional fractional Company Shares on future Purchase Dates, subject to earlier withdrawal by the Participant in accordance with this paragraph 6 (at which time the Participant shall be paid the fair market value of any fractional Company Share).

A Participant may withdraw from a Purchase Period offering by submitting to the Company a revised Enrollment Form indicating his or her election to withdraw at least fifteen days before the Purchase Date.  The accumulated payroll deductions held on behalf of a Participant in his or her notional account (that have not been used to purchase Company Shares) shall be paid to the Participant promptly following receipt of the Participant’s Enrollment Form indicating his or her election to withdraw and the Participant’s right to purchase Company Shares shall be automatically terminated.  If a Participant withdraws from a Purchase Period offering, no payroll deductions will be made during any succeeding Purchase Period offering, unless the Participant re-enrolls in accordance with the terms of the Plan.

A Participant’s election to withdraw from a Purchase Period will not have any effect upon his or her eligibility to participate in succeeding Purchase Periods that commence following the completion of the Purchase Period from which the Participant withdraws.

Upon termination of a Participant’s employment for any reason before the Purchase Date, including death, disability or retirement, or a change in the Participant’s employment status following which the Participant is no longer an Eligible Employee, the Participant will be deemed to have withdrawn from the Plan and the payroll deductions in the Participant’s notional account (that have not been used to purchase Company Shares) shall be returned to the Participant, or in the case of the Participant’s death, to the person(s) entitled to such amounts and the Participant’s right to purchase Company Shares shall be automatically terminated.

If applications to purchase a number of Company Shares in excess of the Maximum Number of Purchase Period Company Shares are received by the Plan Administrative Committee, each employee properly exercising purchase rights during such Purchase Period shall be entitled to purchase: a pro rata portion of the Company Shares available based on the number of shares with respect to which such employee has exercised his purchase rights and the aggregate number of shares with respect to which all employees have exercised purchase rights during the Purchase Period.

Notwithstanding any other provisions in this paragraph 6, the Compensation Committee may adjust the number of Company Shares which may be purchased by an employee according to such non-discriminatory rules and regulations as the Compensation Committee may establish from time to time.

7. Purchase Price.

The purchase price per share of each purchase right granted under the Plan shall be the lesser of (a) 85% of the fair market value of a Company Share on the Grant Date and (b) 85% of the fair market value of a Company Share on the Purchase Date.  Unless otherwise determined by the Compensation Committee, the fair market value of a Company Share shall be the closing price of a Company Share in the applicable market on the day of determination, as reported by the Nasdaq Stock Market (or if such day is a day for which no closing price for a Company Share is so set forth, the next preceding day for which a closing price is so set forth).  Notwithstanding the foregoing, the purchase price per share of a Company Share shall in no event be less than the par value of a Company Share.

8. Individual Limitation.

No employee shall be granted the right to purchase any Company Shares hereunder if such employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary or any parent of the Company.  For purposes of this 5% limitation, an employee will be considered as owning all stock which the employee may purchase under any outstanding right or option, regardless of the characterization and treatment of such right or option under the Code, and a right or option will be considered outstanding even though under its terms it may be exercised only in installments or only after the expiration of a fixed period of time.  An employee will be considered as owning stock attributable to him pursuant to Code section 425(d).  Moreover, no employee may be granted a right to purchase Company Shares under the Plan which permits such employee’s rights to purchase stock under the Plan and all employee stock purchase plans (as defined in Code section 423) of the Company and its parent and subsidiary corporations to accrue at a rate which exceeds $25,000 of the fair market value of such stock (determined at the time such right is granted) for each calendar year in which such right is outstanding at any time.  The right to purchase Company Shares shall be deemed to accrue when the right or option (or any part thereof) first becomes exercisable during the calendar year.

9. Limitations on Exercise of Purchase Rights.

Purchase rights granted under the Plan shall not become exercisable until such time as the Company Shares which may be issued pursuant to the Plan (i) have been registered under the Securities Act of 1933, as amended (the “Act’), and any applicable state and foreign securities laws; or (ii) in the opinion of the Company’s counsel, may be issued pursuant to an exemption from registration under the Act and in compliance with any applicable state and foreign securities laws.

10. Stock Certificates.

Company Shares may be certificated or uncertificated, as provided under the Wisconsin Business Corporation Law, and shall be entered in the books of the Company and registered as they are issued.  Company Shares purchased under the Plan shall be issued as soon as reasonably practicable after the last day of a Purchase Period.  The Company will pay any taxes or fees in connection with each such issue.

11. Nontransferability of Purchase Rights.

An employee’s right to exercise purchase rights under the Plan shall not be transferable by such employee and may be exercised only by the employee.  An employee’s right to exercise purchase rights may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.  A Participant may file, on forms supplied by the Company, a written designation of beneficiary who is to receive any Company Shares and cash in respect of any fractional Company Shares, if any, from the Participant's ESPP share account under the Plan in the event of such Participant's death.  In addition, a Participant may file a written designation of beneficiary who is to receive any cash withheld through payroll deductions and credited to the Participant's notional account in the event of the Participant's death prior to the Purchase Date.

12. Annual Statement.

Participants will be provided with statements at least annually, which shall set forth the contributions made by the Participant to the Plan, the Purchase Price of any Company Shares purchased with accumulated funds, the number of Company Shares purchased.

13. Adjustments.

In order to prevent dilution or enlargement of purchase rights, in the event of reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation or other change in Company Shares, the Compensation Committee shall make appropriate changes in the number of Company Shares which may be purchased pursuant to the Plan, and the number of Company Shares covered by, and the purchase price under, each outstanding purchase right, and such other changes in the Plan and outstanding purchase rights as the Compensation Committee may deem appropriate under the circumstances. No rights to purchase a fractional Company Share shall result from any such change.

14. Restrictions on Stock Transferability.

The Compensation Committee shall impose such non-discriminatory restrictions on the transfer of any shares of stock acquired pursuant to the exercise of a purchase right under the Plan as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange upon which such shares of stock are then listed, if any, and under any state and foreign securities laws applicable to such shares.

15. Amendment/Termination.

The Board of Directors may amend or terminate the Plan at any time, but any such amendment or termination (other than an adjustment contemplated by paragraph 13) shall not affect purchase rights outstanding at the time thereof; provided, however, that the Board of Directors may not, without the approval of the shareholders of the Company, amend the Plan to (i) increase the maximum number of Company Shares which may be purchased pursuant to the Plan (except as provided in paragraph 13); (ii) modify the requirements as to eligibility for participation in the Plan; (iii) change the class of corporations whose employees will be granted purchase rights under the Plan; or (iv) materially increase the benefits to participants under the Plan.

16. Governing Law, Jurisdiction, Venue and Notice.

The validity, construction, and effect of the Plan, any dispute over interpretation of Plan terms or any claims with respect to rights under the Plan, or for other relief, and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Wisconsin and applicable federal law. The exclusive venue for any legal action or proceeding with respect to this Plan, any Award, or for recognition and enforcement of any judgment in respect of this Plan, shall be a court sitting in the County of Racine, or the Federal District Court for the Eastern District of Wisconsin sitting in the County of Milwaukee, in the State of Wisconsin. Service of process, summons, or notice by U.S. registered mail shall be effective with respect to any such proceeding, if directed to the Company at its principal executive offices.  All other notices or communication otherwise required or permitted under the Plan shall be in writing and (a) sent by overnight courier, (b) mailed by certified or registered mail, return receipt requested, or (c) by e-mail.

17.  Equal Rights and Privileges.

Notwithstanding any provision of the Plan to the contrary and in accordance with Section 423 of the Code, all Eligible Employees who are granted rights under the Plan shall have the same rights and privileges.  The Plan is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code.  Any provision of the Plan that is inconsistent with Section 423 of the Code shall be reformed to comply with Section 423 of the Code.

18.  Effective Date.

The Plan shall become effective as of the date of its adoption by the Board of Directors of the Company, subject to approval of the Plan by the shareholders within twelve months of such effective date.  Purchase rights may be granted prior to such approval, provided that such purchase rights shall be subject to such approval.

In the event that the shareholders of the Company do not approve the Plan, all applications to purchase Company Shares shall be revoked and all payments made shall be refunded to affected Eligible Employees as soon as possible following the shareholder’s action.